Exhibit 23.3

Kost Forer Gabbay & Kasierer	Tel: +972-3-6232525
144 Menachem Begin Road, Building A	Fax: +972-3-5622555
Tel-Aviv 6492102, Israel	ey.com

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 2, 2022, with respect to the financial statements of INX Limited contained in the Annual Report on Form 20-F (File No. 333-233363), filed on May 2, 2022, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

Tel Aviv, Israel

August 1, 2022

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global